Exhibit 10.85

Roger G. Stoll, Ph.D. Chairman, President, & Chief Executive Officer Cortex Pharmaceuticals, Inc. 15231 Barranca Parkway Irvine, CA 92618

July 26, 2004

Harry Mansbach, M.D.

1111 Holly Creek Lane

Chapel Hill, North Carolina 27516

Dear Hank:

Subject to the approval of the Compensation Committee of the Board of Directors, I am pleased to offer you employment with Cortex Pharmaceuticals, Inc. (“Cortex”) on the following terms and conditions:

1.	Your title will be Vice President, Clinical Development and Chief Medical Officer, and you will report to the Chief Executive Officer. You will devote substantially all of your working time to performing such duties and responsibilities as may be assigned to you from time to time commensurate with such position and refrain from any outside activities that might interfere with your duties or create a potential conflict of interest.

2.	We anticipate that you will begin your service with Cortex as soon as practicable, but in no event later than September 2004.

3.	You will receive a base salary of $275,000 per year minus appropriate withholding and payroll deductions, payable through Cortex’s regular payroll. In addition, you will be reimbursed for customary employment related expenses. You will be entitled to receive an annual bonus of up to 30% of your base salary based on achievement of annual goals agreed upon between yourself and the CEO of Cortex. The payout will be reviewed by and at the discretion of the Compensation Committee of the Board of Directors.

4.	You will receive the same package of benefits that Cortex currently provides to executives of a similar level to you. All of your benefits will be subject to the terms and conditions of the various benefit plans and policies in effect and any changes to such plans and policies.

5.	Cortex will grant you a stock option (the “Option”) to purchase up to 400,000 shares of Common Stock with an exercise price equal to the fair market value on the first day of your employment, determined in accordance with Cortex’s Amended and Restated 1996 Stock Incentive Plan (the “Plan”). The right to purchase the shares subject to the Option will vest in three annual installments of 33 1/3% each year. In addition, Cortex will grant you 100,000 restricted shares of Common Stock (the “Restricted Shares”) on the first day of your employment. The Restricted Shares will be subject to risk of forfeiture if your service with Cortex terminates. The risk of forfeiture will lapse (i.e., you will vest) in four annual installments of 25% each year. The Option and the Restricted Shares will be granted under, and will be subject to, the terms and conditions of the Plan, a copy of which will be delivered to you.

There are significant personal tax issues with the acceptance and exercise of the Option and acceptance and vesting of the Restricted Shares and you are advised to seek tax advice from a qualified tax professional before accepting either. You must make an irrevocable tax election with respect to the Restricted Shares within thirty (30) day of the date of grant.

You will be an “executive officer” of Cortex under applicable securities laws and any transactions in Cortex stock will be restricted by such laws and by Cortex’s internal policies with respect to stock transactions.

6.	Cortex will assist in your relocation to Orange County, California by payment, or reimbursement on receipt of appropriate documentation, to you of the following:

•	payment of $10,000 bonus on commencement of employment to cover miscellaneous relocation expenses

•	reimbursement of normal and customary closing fees associated with the sale of your primary residence in North Carolina and the purchase of a primary residence in Orange County, California.

•	mortgage assistance program that will provide an interest subsidy over five (5) years in the form of monthly payment, whereby Company will pay 5% of the principal amount of a mortgage (not to exceed $1,000,000) on your primary residence in Orange County interest during the first year of your employment, 4% during the second year, 3% during the third year, 2% during the fourth year, and 1% during the fifth year. Such payments will terminate on any termination of your employment with Cortex. These payments will also be subject to an income tax gross up factor of 1.6. For example, during the first year you will receive payments of $50,000 but the company will provide for an additional $30,000 of payments for tax purposes to be paid to the IRS by the company. This should reduce the tax burden of this additional income to you.

•	reimbursement of reasonable and customary real estate commissions for sale of your residence in North Carolina, not to exceed 6%

•	reimbursement of costs of moving household furnishing, automobiles and other personal property from North Carolina to Orange County

7.	In the event of termination of your employment by the Company without cause in connection with, or within six (6) months following a “Change In Control” (as defined in the Plan) you shall be entitled to termination pay equal to twelve months of your Base

Salary. The payments shall be in lieu of all damages and other compensation to which you may be entitled, under any employment agreement or otherwise, by reason of termination of your employment and shall also be in lieu of further salary payments to you for periods subsequent to the termination of your employment. The payment shall not be considered compensation for any benefit calculation or other benefit plan maintained by the Company. The payments will be paid to you in a lump sum, net of all applicable withholding taxes, within 30 days after your date of termination. You will also receive payment for all unpaid, paid time off days that you have accrued through the date of your termination. In the event you receive payment, you shall also be entitled to continue to participate in the Company’s employee benefit program, including medical, dental, and prescription coverage for a period of twelve (12) months, to the extent permitted by the Company’s insurance provider. The related premiums for such benefits will be paid by the Company. Upon a Change of Control, all stock options then held by you shall vest concurrently with such Change of Control.

8.	Cortex is an at-will employer, and your employment will not be for any specific term. You are free to quit, and Cortex is free to terminate your employment at any time, with or without cause.

9.	This offer of employment is conditioned upon your completion to Cortex’s satisfaction of the following documents/requirements. Please read them carefully and contact me at (949) 727-3157 if you need further clarification on any of the points discussed throughout the remainder of this letter.

(a)	Employment Application.

(b)	Employee Proprietary Information and Invention Assignment Agreement.

(c)	Employment Eligibility Verification (Form I-9): Documenting your eligibility to work in the United States as required by U.S. Immigration Law.

We are looking forward to your joining our company and providing the clinical leadership necessary to allow for the optimal development of our AMPAKINE® technology. I hope that we have provided you with the resources necessary to make your relocation to Southern California possible. I look forward to working with you and your participation with our management team at Cortex.

To confirm that you agree to the terms stated in this letter, please sign and date the enclosed copy of this letter and return it to me no later than July 30, 2004.

Very truly yours,

/s/ Roger G. Stoll

Roger G. Stoll, Ph.D.
Chairman, President, and Chief Executive Officer

I agree to the terms stated in this letter.

Dated: 7/28, 2004
/s/ Harry Mansbach
Harry Mansbach, M.D.